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                      November 29, 2023

       Thomas Ao
       Chief Financial Officer
       Nocturne Acquisition Corp
       P.O. Box 25739
       Santa Ana, CA 92799

                                                        Re: Nocturne
Acquisition Corp
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed May 26, 2023
                                                            Form 10-Q/A for the
quarterly period ended June 30, 2023
                                                            Filed September 20,
2023
                                                            File No. 001-40259

       Dear Thomas Ao:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction